EXHIBIT 10.2

Velcera, Inc.
Stock Option Agreement
(Non-Statutory)

This Stock Option Agreement is made and entered into as of May 25, 2007 between Dennis F. Steadman (“Optionee”) and Velcera, Inc., a Delaware corporation (the “Company”).

Background

A.
Optionee is the chief executive officer of the Company. In consideration of Optionee’s service to the Company, the Company wishes to grant to Optionee an option to purchase 280,000 shares of the Company’s common stock according to the terms hereof.

B.	The Company has adopted the 2007 Stock Option Plan (the “Plan”) pursuant to which shares of the Company’s common stock are reserved for issuance under the Plan.

Now, Therefore, the parties hereto agree as follows:

1. Incorporation by Reference. The terms and conditions of the Plan, a copy of which has been delivered to Optionee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan will govern and control.

2. Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants to Optionee from the Plan the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of the number of shares of common stock of the Company (the “Shares”) set forth at the end of this Agreement after “Number of Shares” at the price per Share set forth at the end of this Agreement after “Exercise Price”.

3. Exercise and Vesting of Option. The Option is exercisable only to the extent that all, or any portion thereof, has vested in the Optionee. Except as set forth in Sections 4 and 5 below, 155,000 Shares will vest only upon Optionee’s attainment of certain performance standards set by the Company’s board of directors (the “Performance Shares”). The Performance Shares will be available for performance-based vesting, at the sole discretion of the Company’s board of directors, on the vesting dates set forth below (each such date is referred to herein as a “Vesting Date”). To the extent any Performance Shares available for vesting on a given Vesting Date are not deemed vested by the Company’s board of directors on such date, such Performance Shares will be available for performance-based vesting on future Vesting Dates. Any Performance Shares not deemed vested by the Company’s board of directors on or prior to December 31, 2009 will be forfeited as of such date.

Performance Shares Available for Vesting	Vesting Date
38,750	December 31, 2007
58,125	December 31, 2008
58,125	December 31, 2009

Except as set forth in Sections 4 and 5 below, the remaining 125,000 Shares will vest as set forth in the following  table, in each case so long as Optionee continues to be employed by the Company:

Shares Subject to Vesting Date	Vesting Date
31,250	December 31, 2007
46,875	December 31, 2008
46,875	December 31, 2009

4. Termination of Employment. In the event that the Optionee ceases to be employed with the Company, any unvested portion of the Option as of the date thereof will vest. Notwithstanding the above, upon the Company terminating Optionee for “Cause” (as defined in the employment agreement between the Company and Optionee dated April 20, 2004 (the “Employment Agreement”)) or Optionee terminating his employment without “Good Reason” (as defined in the Employment Agreement), any then unvested portion of the Option will be forfeited and cancelled and in the event Optionee is no longer employed by the Company due to Optionee’s death or Disability (as defined in the Employment Agreement), any portion of the Option other than that which is scheduled to, or will be available to (in the case of Performance Shares), vest on the next succeeding Vesting Date will be forfeited as of such date.

5. Change of Control. Upon a “Change of Control” (as defined in the Employment Agreement) resulting in the Company or its stockholders receiving at least $50,000,000 in value, any then unvested portion of the Option will immediately vest as of the date of the “Change of Control”. Upon a “Change of Control” resulting in the Company or its stockholders receiving less than $50,000,000 in value, the portion of the Option that is scheduled to, or will be available to (in the case of Performance Shares), vest on the next succeeding Vesting Date  will be accelerated and deemed to have vested as of the date of the “Change of Control”.

6. Term of Option. To the extent vested, and except as otherwise provided in this Agreement or the Employment Agreement, the Option is exercisable for 10 years from the date of this Agreement; provided, however, that in the event Optionee ceases to be an employee of the Company, for any reason other than for “Cause” (as defined in the Employment Agreement), Optionee or his/her legal representative will have 2 years from the date of such termination of his employment to exercise any part of the Option vested pursuant to Sections 3, 4, or 5 of this Agreement. In the event Optionee is terminated by the Company for “Cause” (as defined in the Employment Agreement), Optionee will have 90 days from the date of such termination to exercise any part of the Option vested pursuant to Sections 3, 4, or 5 of this Agreement. Upon the expiration of such 2 year or 90 day period (as the case may be), or, if earlier, upon the expiration date of the Option as set forth above, the Option will terminate and become null and void.

7. Rights of Option Holder. Optionee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

8. Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

9. Securities Law Matters. Optionee acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Optionee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

10. Optionee Representations. Optionee hereby represents and warrants that Optionee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Optionee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Optionee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

11. Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses (or to such other address as a party provides in writing to the other party hereto):

If to the Company: Velcera, Inc. 201 Corporate Drive Langhorne, PA 19047 Attn: Chief Executive Officer	If to Optionee: Dennis F. Steadman 10 Milton Drive Yardley, PA 19067

12. General.

(a) The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This Agreement, in its interpretation and effect, shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of the date first written above.

Number of Shares: 280,000	OPTIONEE:
Exercise Price: $ 1.87/share
/s/ Dennis F. Steadman
Name: Dennis F. Steadman

VELCERA, INC.

By:	/s/ Matthew C. Hill
Name: Matthew C. Hill
Its: CFO